CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-4 (No. 333-229769) of Separate Account No. 70 of AXA Equitable Life Insurance Company of (i) our report dated March 28, 2019, relating to the consolidated financial statements and financial statement schedules of AXA Equitable Life Insurance Company and (ii) our report dated April 15, 2019 (the “Report”), relating to the financial statements of each Variable Investment Option of Separate Account No. 70 of AXA Equitable Life Insurance Company listed in the Report, which appear in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NY

December 16, 2019